UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

____________________

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 OR 15(d) Of The Securities Exchange Act Of 1934

Date of report (Date of earliest event reported)      April 12, 2006

KELLWOOD COMPANY

(Exact name of registrant as specified in its charter)

Delaware	000-07340	36-2472410
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

600 Kellwood Parkway, St. Louis, Missouri	63017
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including area code      (314) 576-3100

Not Applicable

(Former name or former address, if changed since last report)

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On April 12, 2006, the Company and certain of its domestic subsidiaries (collectively with the Company, the “Borrowers”) entered into a $400 million five year senior secured revolving asset-based credit facility (the “U.S. Facility” or “Facility”) provided by a syndicate of lenders, including Bank of America, N.A., as Agent (“Agent”). The Facility includes a $100 million sublimit for letters of credit.

Advances under the Facility are tied to a borrowing base equal to the sum of (i) up to 85% of eligible accounts receivable plus (ii) 50% of eligible inventory (or, if Availability were to become less than $150 million, up to 65% of the net amount of eligible inventory, or 85% of the appraised net orderly liquidation value of eligible inventory, whichever is less), minus (iii) reserves established by the Agent in consultation with the Company. The amount available to be drawn under the Facility at any time (the “Availability”), when added to the Borrowers’ obligations then outstanding under the Facility, may not exceed the borrowing base.

Borrowings under the Facility bear interest at the London Interbank Offered Rate plus a spread ranging from 1% to 2% depending on the amount of excess liquidity of the Borrowers. Excess liquidity is based on the amount of Availability and eligible cash and cash equivalents then pledged under the Facility. The Facility also contains an interest rate option tied to the prime rate plus or minus a spread based on excess liquidity. The Borrowers are required to pay various fees as set forth in the Facility.

The Facility is secured by liens on the Borrowers’ current assets, including accounts receivable, inventory, deposit and investment accounts, and proceeds.

Failure of the Availability to equal or exceed $40 million, entitles the Agent to exercise dominion and control over the deposit and investment accounts of the Borrowers (“cash dominion”) and triggers a monthly fixed charge coverage ratio of at least 1:1. Both the cash dominion and the fixed charge coverage ratio will remain in place until Availability is greater than or equal to $45 million for at least 90 days.

The Facility contains terms and provisions (including representations, covenants and conditions) customary for transactions of this type. However, so long as Availability exceeds $60 million, various covenant restrictions (including restrictions on the incurrence of indebtedness, the granting of liens, and the making of advances, investments, capital expenditures, dividends and other restricted payments including stock repurchases and debt prepayments) will generally not apply.

The Facility contains customary events of default, including nonpayment of amounts due under the Facility; inaccuracy of representations and warranties; violation of covenants; certain bankruptcy events; cross-defaults to other material indebtedness; change of control events; material judgments; certain ERISA-related events; and the invalidity of the loan documents. If an event of default occurs and is continuing, the lenders may terminate their loan commitments, and may require the Borrowers to repay their obligations, under the Facility.

In connection with the closing of the Facility, the Company has terminated its previous credit agreement dated October 20, 2004, as amended.

The foregoing description of the Facility is not complete and is qualified in its entirety by the actual terms of the Facility, a copy of which is filed as an exhibit hereto and is incorporated herein by reference.

Public Debt Guarantees

In connection with the termination of the Company’s previous credit agreement dated October 20, 2004, the Subsidiary Guarantees with respect to the Company’s 7.625% 1997 Debentures due October 15, 2017, its 7.875% 1999 Debentures due July 15, 2009, and its 3.50% Convertible Senior Debentures due 2034 have terminated.

“Smart Shirts”

In December 2005, Smart Shirts Limited, as well as, other Asian subsidiaries of the Company, as guarantors executed a US $50 million five-year syndicated term and revolving credit facility agreement in Hong Kong (“Asian Facility”). The term portion is US $25 million and requires semiannual payments of principal beginning November 2006. The Revolver portion is US $25 million and can be used for borrowings and/or letters of credit. With the establishment of the U.S. Facility, the Asian Facility may become secured by the accounts receivable and inventory of the Asian operations.

Item 2.03         Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registration

The information required by this item is included in Item 1.01 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits
(d)	Exhibits
Exhibit No.	Description
4.8	Loan and Security Agreement dated April 12, 2006.
4.9	US$50,000,000 Term and Revolving Credit Facility Agreement for Smart Shirts Limited dated December 21, 2005.
99.1	Press Release issued on April 13, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                                               KELLWOOD COMPANY

Date: April 13, 2006	By:	/s/ Thomas H. Pollihan

Thomas H. Pollihan
Executive Vice President, Secretary
and General Counsel